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reedsmith.com

January 14, 2016

Pointbreak ETF Trust

915 Creed Road

Oakland CA 94610

Pointbreak ETF Trust

Ladies and Gentlemen:

We are acting as counsel to Pointbreak ETF Trust (formerly known as BetaClone ETF Trust) (the “Trust”), a Delaware statutory trust organized in series, in connection with certain post-effective amendments (the “Amendments”) to the Trust’s registration statement on Form N-1A (File No. 333-205324) (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Securities Act”) and the Investment Company Act of 1940. The Amendments are being filed to register an indefinite number of shares of ten new series of the Trust designated as the Pointbreak Large Cap India Index Fund; the Pointbreak Emerging Market Consumer Index Fund; the Pointbreak China Large-Cap Index Fund; the Pointbreak Cyber Security Index Fund; the Pointbreak Internet Index Fund; the Pointbreak IPO Index Fund; the Pointbreak Diversified Commodity Fund; the Pointbreak Agriculture Commodity Fund; the Pointbreak WTI Crude Oil Fund; and the Pointbreak Natural Gas Front Month Fund (the “Shares”). This opinion is being delivered to you at your request.

As counsel to the Trust, we are participating in the preparation of the Amendments and have examined originals or copies, certified or otherwise identified to our satisfaction by public officials or officers acting on behalf of the Trust, as authentic copies of originals, of:

(i)	the Certificate of Trust dated June 17, 2015, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on June 18, 2015, and the Certificate of Amendment dated August 26, 2015, as filed with the Secretary of State on August 27, 2015;

(ii)	the Trust’s Amended and Restated Declaration of Trust, dated September 8, 2015, signed by the initial trustee of the Trust (the “Trust Agreement”);

(iii)	the Trust’s By-Laws, adopted October 19, 2015;

(iv)	the resolutions of the Board of Trustees of the Trust relating to the authorization, issuance, offer and sale of the Shares; and

(v)	a Certificate of Good Standing for the Trust, dated January 12, 2016, obtained from the Secretary of State.

NEW YORK ¿ LONDON ¿ HONG KONG ¿ CHICAGO ¿ WASHINGTON, D.C. ¿ BEIJING ¿ PARIS ¿ LOS ANGELES ¿ SAN FRANCISCO

¿ PHILADELPHIA ¿ SHANGHAI ¿ PITTSBURGH ¿ MUNICH ¿ ABU DHABI ¿ PRINCETON ¿ NORTHERN VIRGINIA ¿ WILMINGTON ¿

SILICON VALLEY ¿ DUBAI ¿ CENTURY CITY ¿ RICHMOND ¿ GREECE

Pointbreak ETF Trust January 14, 2016 Page 2

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, and (v) that all certificates issued by public officials have been properly issued. We also have assumed without independent investigation or verification the accuracy and completeness of all corporate records made available to us by the Trust.

We have relied with your approval upon certificates of public officials and, as to certain factual matters, upon certificates and/or representations of officers and employees of the Trust.

Based upon and subject to the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein below, it is our opinion that issuance of the Shares has been duly authorized, and when the Shares have been delivered to, and the agreed consideration has been fully paid at the time of such delivery by, the purchasers thereof, and the applicable Amendment has become effective and remains effective at the time of the offer or sale of the Shares, the Shares will be validly issued, fully paid and non-assessable. This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention.

The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations:

A.	The opinions expressed in this letter are limited to the Statutory Trust Act of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws. We express no opinion with respect to any other laws of the State of Delaware or the laws of any other jurisdiction.

B.	We express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Shares.

We hereby consent to the use of this opinion as an exhibit to the Amendments filed with the SEC. We also hereby consent to the use of our name as legal counsel in the Amendments. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations thereunder.

Very truly yours,

/s/ Reed Smith LLP

PDG/WTC